Exhibit 3.383

AMENDED AND RESTATED OPERATING AGREEMENT

OF

RIVERSIDE INVESTORS, L.L.C.

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) is made and entered into effective for all purposes as of the 6th day of September, 2002, by DELTA – MD1, LLC, a Delaware limited liability company, and DELTA – MD2, LLC, a Delaware limited liability company.

WHEREAS, as of the date first above written, Delta – MD1, LLC, is acquiring ninety-nine percent (99%) of the limited liability company interests in Riverside Investors, L.L.C. (the “Company”), and Delta – MD2, LLC, is acquiring one percent (1%) of the limited liability company interests in the Company;

WHEREAS, Delta – MD1, LLC, and Delta – MD2, LLC, intend to obtain a $28,250,000 loan from Column Financial, Inc. (“the Loan”);

WHEREAS, Column Financial, Inc., is providing funding under the Loan and is requiring the Company to guaranty’ the Loan (the “Guaranty”) and to secure the Guaranty with an indemnity deed of trust (the “Deed of Trust”) encumbering the Property (as hereinafter defined); and

WHEREAS, the Company desires to give the Guaranty and the Deed of Trust in connection with the Loan, and Delta – MD1, LLC, and Delta – MD2, LLC, desire to amend and restate the operating agreement of the Company in order to comply with certain conditions required by Column Financial, Inc., in connection therewith;

NOW, THEREFORE, the Members (as hereinafter defined), intending to be legally bound, hereby agree as follows.

SECTION 1.

DEFINITIONS

Capitalized words and phrases used in this Operating Agreement have the following meanings:

“Act” means the Maryland Limited Liability’ Company Act (Maryland Code Annotated, Corporations and Associations § 4A (Supp. 1990)), as amended from time to time (or any corresponding provisions of succeeding law).

“Affiliate” means any Person, which directly or indirectly controls, is controlled by or is under common control with a specified Person. For purposes of this definition only, the terms “control,” “controlled,” or “controlling” with respect to a specified Person shall include, without limitation, (i) the ownership, control or power to vote ten percent (10%) or more of (x) the outstanding shares of any class of voting securities or (y) beneficial interests, of any such Person, directly or indirectly, or acting through one or more Persons, (ii) the control in any manner over the managing member(s) or the election of more than one director or trustee (or Persons exercising similar functions) of such Person, or (iii) the power to exercise, directly or indirectly, control over the management or policies of such Person.

“Agreement” or “Operating Agreement” means this Amended and Restated Operating Agreement of Riverside Investors, L.L.C., as amended from time to time, which shall constitute the operating agreement of the Company for all purposes of the Act. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.

“Articles” means the Articles of Organization filed with the Maryland State Department of Assessments and Taxation pursuant to the Act to form the Company, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“Bankruptcy” shall have the meaning set forth in Section 5.2 below. Such definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Section 4A-101(d) of the Act.

“Company” means the limited liability company, known as Riverside Investors, L.L.C., formed pursuant to the Articles and the original limited liability agreement of the Company.

“Company Property” means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Cross-Indemnification Agreement” means that certain Cross-Indemnification and Subordination Agreement dated as of even date herewith to which the Company is a party.

“Deed of Trust” has the meaning set forth in the Preamble.

“Guaranty” has the meaning set forth in the Preamble.

“Indemnified Person” means the Manager, each Member, any officer of the Company appointed by the Manager, and any Affiliate of the Company which performs services for the benefit of the Company, each of their respective partners, officers, directors, shareholders, members or employees and such other Persons as Member(s) owning a majority’ of the limited liability company interests in the Company may designate from time to time, in its (or their) sole and absolute discretion.

“Independent Manager” means, with respect to the Manager, a natural person who has not been, and during the continuation of his or her services as Independent Manager of the Manager (i) except in the capacity as an Independent Manager of Manager or an Independent Manager of any Member, is not an employee, officer, director, shareholder, partner, member, counsel or agent of any Member, the Company or any Affiliate of the Company, (ii) is not a present or former customer or supplier of any Member, the Company or any Affiliate of the

Company, or other Person who derives or is entitled to derive any of its profits or revenues or any payments (other than any fee paid to such director as compensation for such director to serve as an Independent Manager) from any Member, the Company or any Affiliate of the Company, (iii) is not (and is not affiliated with an entity that is) a present or former advisor or consultant to any Member, the Company, or any Affiliate of the Company, (iv) is not a spouse, parent, child, grandchild or sibling of, or otherwise related (by blood or by law) to, any of (i), (ii) or (iii) above, and (v) is not affiliated with a Person of which any Member, the Company, or any Affiliate of the Company is a present or former customer or supplier, provided, however, that an entity that provides independent managers, as a service for a fee is not prohibited from providing one or more independent managers to the Manager or any Member. In the event of the death, incapacity, resignation or removal of an Independent Manager of the Manager, the manager of the Manager shall promptly appoint a replacement Independent Manager of the Manager and no action requiring the consent of the Independent Manager of the Manager shall be taken until a replacement Independent Manager of the Manager has been appointed. In addition, no Independent Manager of the Manager may be removed unless his or her successor satisfying the definition hereunder has been appointed.

“Lender” means Column Financial, Inc., together with its successors and assigns or an Affiliate or designee thereof.

“Liquidator” means the Manager or such other Person (i) appointed by Member(s) owning a majority of the limited liability company interests in the Company and (ii) acting in the capacity of liquidating trustee of the Company.

“Loan” has the meaning set forth in the Preamble.

“Loan Agreement” means that certain Loan Agreement dated as of even date herewith to which the Company is a party.

“Loan Documents” means all documents and instruments evidencing, securing or in any manner relating to the Loan.

“Manager” means Delta – MD1, LLC, or such other Person appointed by Member(s) owning a majority of the limited liability’ company interests in the Company pursuant to the terms of this Agreement.

“Member” means Delta – MD1, LLC, Delta – MD2, LLC, or any Person who is admitted as. a Member pursuant to the terms of this Agreement. “Members” means all such Persons.

“Permitted Interests” means limited liability company and partnership interests in the Permitted Subsidiaries owned by the Manager as of the date on which the Loan is made.

“Permitted Subsidiaries” means (i) Delta-Greenwood, LLC, (ii) Delta-Junction Drive, LLC, (iii) Run Deep, L.L.C., (iv) Riverside Investors, L.L.C., (v) Western Avenue Associates, L.L.C., and (vi) Route One Hundred Limited Partnership.

“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

“Pro Rata Release Amount” has the meaning given such term in the Loan Agreement

“Property” means the Company’s interests, direct or indirect, in that certain real property located in Harford County, Maryland, and known as 4611 Mercedes Drive.

SECTION 2.

THE COMPANY

2.1 Name.

The name of the Company is Riverside Investors, L.L.C., and all business of the Company shall be conducted in such name or in such other name as the Manager may designate.

2.2 Purpose; Powers.

The sole purpose of the Company has been and shall continue to be to acquire, own, hold, maintain, operate and dispose of the Property, together with such other activities as may be necessary or advisable in connection with the ownership of the Property. So long as the Loan is outstanding, the Company shall not engage in any business, and it shall have no purpose, unrelated to the Property and shall not acquire any real property or own assets other than those related to the Property and/or otherwise in furtherance of the limited purposes of the Company.

2.3 Principal Place of Business; Agent for Service of Process.

(a) The principal place of business of the Company shall be located at such place as is determined by the Manager.

(b) The registered agent for service of process on the Company in the State of Maryland shall be CSC—Lawyers Incorporating Service Company or any successor as appointed by the Manager in accordance with the Act The address for the registered agent shall be:

CSC - Lawyers Incorporating Service Company

11 East Chase Street

Suite 4B

Baltimore, Maryland 21202

The principal office of the Company in the State of Maryland is:

Riverside Investors, L.L.C.

c/o CSC - Lawyers Incorporating Service Company

11 East Chase Street

Suite 4B

Baltimore, Maryland 21202

The Company may maintain other offices, as determined by the Manager.

2.4 Term.

The term of the Company commenced on the date the Articles were filed with the Maryland State Department of Assessments and Taxation in accordance with the Act The existence of the Company as a separate legal entity shall continue until the Articles are cancelled in accordance with the Act.

2.5 Title to Property.

All Property owned by the Company shall be owned by the Company as an entity, and no Member shall have any ownership interest in such Property in its individual name, and each Member’s interest in the Company shall be personal property for all purposes. The Company shall hold tide to all of its Property in the name of the Company or a wholly owned subsidiary and not in the name of any Member.

2.6 Payments of Individual Obligations.

The Company’s credit and assets shall be used solely for the benefit of the Company, and, except in connection with the Loan, no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

SECTION 3.

CAPITAL CONTRIBUTIONS AND OTHER MATTERS

3.1 Capital Contributions.

The Members’ predecessor(s)-in-interest made one or more initial capital contributions in cash to the Company, in consideration of which they received 100% of the limited liability company interests in the Company. The Members may, but shall not be required to, make subsequent capital contributions to the Company.

3.2 Other Matters.

(a) The Members shall not receive any interest, salary or drawing with respect to their capital contribution or for services rendered on behalf of the Company or otherwise, in their capacity as Members, except as otherwise provided in this Agreement.

(b) Except as otherwise provided in the Act, the Members shall not be liable for the debts or any other obligations of the Company, nor shall the Members be required to guarantee any debts, liabilities, contracts or obligations of the Company.

(c) The Members shall not be required to lend any funds to the Company, except as otherwise provided herein.

(d) The Manager shall not receive any salary or other compensation for services rendered on behalf of the Company.

SECTION 4.

PROFIT, LOSS, INCOME AND DEDUCTIONS

4.1 Determination of Profit and Loss.

The profit and loss of the Company shall be determined in accordance with the accounting methods followed for federal income tax purposes and otherwise in accordance with sound accounting principles and procedures applied in a consistent manner. An accounting shall be made for each taxable year by the accountants employed by the Company as soon as possible after the close of each such taxable year to determine the profit or loss of the Company, which shall be credited or debited, as the case may be, to the Members.

4.2 Allocation and Distribution of Profits, Losses, Income and Deductions.

The profits, losses, income and deductions of the Company shall be allocated to the Members in proportion to their limited liability company interests in the Company. The Manager may make distributions to the Members from time to time in its discretion, and shall make a distribution to the Members upon any written request therefor from all Members. Notwithstanding any provision to the contrary contained in this Agreement, the Company, and the Manager on behalf of the Company, shall not be required to make a distribution to the Members on account of their interests in the Company if such distribution would violate Section 4A-606.1 or Section 4A-906 of the Act or any other applicable law or any Loan Document.

SECTION 5.

MEMBERS

5.1 Admission of Additional Members.

(a) Subject to the terms of the Loan Documents, Member(s) owning a majority of the limited liability company interests in the Company may admit additional members to the Company as it (or they) deem(s) appropriate in its (or their) sole discretion. In the event Member(s) owning a majority of the limited liability company interests in the Company determine to admit additional members to the Company, such additional members shall agree to be bound by this Agreement, any of the provisions of which may be amended or modified to take into account such additional members (provided, however, that any such amendment or modification must be agreed upon by all Members and the additional members and, in any event, is subject to the provisions of Section 8 below).

(b) Notwithstanding any other provision of this Operating Agreement or any other organizational document and any provision of law that otherwise so empowers the Company, so long as the Loan is outstanding, except as contemplated by the Loan Documents no transfer of any direct or indirect ownership in the Company may be made such that the transferee owns, in the aggregate with the ownership interests in the Company of the transferee’s Affiliates, more than forty-nine percent (49%) ownership interest in the Company unless such transfer is conditioned upon the delivery of an acceptable nonconsolidation opinion to the Lender and any applicable rating agency.

5.2 Status of Members.

Notwithstanding anything to the contrary contained in Section 4A-606 of the Act, no Member shall cease to be a member of the Company upon the happening of any of the following events (each such event referred to as “Bankruptcy”):

(1)	such Member makes an assignment for the benefit of creditors;

(2)	such Member files a voluntary petition in bankruptcy;

(3)	such Member is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceeding;

(4)	such Member files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulations;

(5)	such Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of the nature described in the preceding paragraphs;

(6)	such Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Member or of all or any substantial part of its properties; or

(7)	(i) after 120 days after the commencement of any proceeding against such Member seeking the reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, the proceeding has not been dismissed, (ii) if within 90 days after the appointment without its consent or acquiescence of a trustee, receiver or liquidator of such Member or of all or any substantial part of its properties, the appointment is not vacated or stayed, or (iii) within 90 days after the expiration of any such stay, the appointment is not vacated.

SECTION 6.

MANAGEMENT AND INDEMNIFICATION

6.1 Actions by the Members.

No Member shall have authority to act for or on behalf of the Company, or to bind the Company in any way, solely by virtue of being a member of the Company.

6.2 Manager.

(a) Except as otherwise specifically provided herein, the business and affairs of the Company shall be managed by the Manager. The Manager shall have full, exclusive and complete discretion, power and authority, subject in all cases to the provisions of this Operating Agreement and the requirements of applicable law, to manage, control, administer and operate the business and affairs of the Company for the purposes herein stated, to make all decisions affecting such business and affairs, to adopt such accounting rules and procedures as it deems appropriate in the conduct of the business and affairs of the Company and to do all things it deems necessary or desirable in the conduct of the business and affairs of the Company. Notwithstanding anything to the contrary contained in this Agreement, without limiting the generality of the foregoing provisions of this Section 6.2(a), it is specifically agreed that the Manager shall have authority to execute, deliver and perform the applicable Loan Documents, including, but not limited to, the Deed of Trust and the Cross-Indemnification Agreement, on behalf of the Company without the vote or approval of any other Person. The Manager may appoint and delegate responsibilities to such officers and other agents as it deems appropriate in its sole discretion.

(b) The Manager shall be appointed by the action of Member(s) owning a majority of the limited liability company interests in the Company and need not be a member of the Company. The Manager may be removed and replaced by the action of Member(s) owning a majority of the limited liability company interests in the Company at any time with or without cause.

(c) The parties hereto hereby approve and ratify the filing of (i) the original Articles of Organization of the Company with the Maryland State Department of Assessments and Taxation by Mark R. Doran, as an authorized person within the meaning of the Act, (ii) the amended and restated Articles of Organization of the Company with the Maryland State Department of Assessments and Taxation by Michael S. Dana, as an authorized person within the meaning of the Act, and (iii) all other documents filed with respect to the Company with the Maryland State Department of Assessments and Taxation. Upon the date hereof, the Manager shall be an “authorized person” as such term is used in the Act and is authorized to execute or file any document (and any amendment and/or restatement thereof) required or permitted to be filed with the Maryland State Department of Assessments and Taxation or in any jurisdiction in which the Company wishes to conduct business on behalf of the Company.

(d) Notwithstanding any other provision of this Operating Agreement or any other organizational document and any provision of law that otherwise so empowers the Company, so long as the Loan is outstanding, the Manager, and any additional or substitute manager of the Company, may not be an individual and shall at all times have as its sole purpose to acquire, own, hold and dispose of the Permitted Interests, together with such other activities as may be necessary or advisable in connection with the ownership of the Permitted Interests (including, without limitation, acting as manager or general partner, as applicable, of the Permitted Subsidiaries), and shall be engaged in no other business or have any other purpose. Additionally, any additional or substitute manager of the Company shall have organizational documents that (i) conform in all material respects to the organizational documents of the Manager, inclusive of all single purpose/bankruptcy remote provisions and (b) arc acceptable to the Lender.

6.3 Indemnification.

The Company shall defend, indemnify, and save harmless each Indemnified Person for all loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) incurred by reason of any demands, claims, suits, actions, or proceedings arising out of (a) the Indemnified Person’s relationship to the Company or (b) such Indemnified Person’s capacity as the Manager, a Member or an officer, except for such loss, liability, damage, cost, or expense as arises out of the theft, fraud, willful misconduct, or gross negligence by such Indemnified Person. Expenses incurred in defending a civil or criminal action suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, and not less often than monthly upon receipt of an undertaking by and on behalf of the Indemnified Person to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Company. Notwithstanding the foregoing provisions of this Section 6.3 to the contrary, such indemnification obligation of the Company shall (x) be fully subordinated to the Loan and (y) not constitute a claim against the Company or its assets so long as the Loan is outstanding.

6.4 Independent Manager of Manager.

(a) So long as the Loan is outstanding, there shall be at least one Independent Manager of the Manager.

(b) The Independent Manager of the Manager shall be appointed by the member of the Manager and need not be a member of the Manager. The initial Independent Manager of Manager shall be Carrie L. Tillman, who shall serve until his or her successor has been elected and qualifies. The Independent Manager of the Manager may be removed and replaced by the member of the Manager at any time with or without cause; provided, however, that, so long as the Loan is outstanding, the Independent Manager of the Manager may not be removed unless his or her successor has been elected and qualified.

(c) Notwithstanding any other provision of this Operating Agreement or any other organizational document and any provision of law that otherwise so empowers the Company, so long as the Loan is outstanding, the Company shall not, without the consent of all of the members of the Manager and the Independent Manager of the Manager

(1)	file or consent to the filing of any bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to the Company or any entity in which the Company has a direct or indirect ownership interest;

(2)	file a petition with respect to the Company or any entity in which the Company has a direct or indirect ownership interest seeking, or consenting to, reorganization or relief under any applicable federal or state law relating to bankruptcy;

(3)	consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or custodian (or other similar official) of the Company or a substantial part of its property;

(4)	make any assignment for the benefit of the Company’s creditors;

(5)	admit in writing the Company’s inability to pay its debts generally as they become due or declare or effect a moratorium on the Company’s debts; or

(6)	take any action in furtherance of the foregoing.

6.5 Acts Prohibited While Loan Outstanding.

So long as the Loan is outstanding, the Company shall not:

(1)	make any loans to the Manager, the Member or any Affiliate of the Member or the Company;

(2)	except as contemplated by the Loan Documents or otherwise permitted by the Lender in writing, sell, encumber (except with respect to the Lender) or otherwise transfer or dispose of any of the limited liability company interests in the Company;

(3)	to the fullest extent permitted by law, dissolve, wind-up, or liquidate the Company;

(4)	merge, consolidate or acquire all or substantially all of the assets of an Affiliate of the Company or any other Person;

(5)	change the nature of the business conducted by the Company; or

(6)	except as permitted by the Lender in writing (or, after securitization of the Loan, only if the Company receives (i) confirmation from each of the applicable rating agencies that such amendment, modification or change would not result in the qualification, withdrawal or downgrade of any securities rating and (ii) permission of the Lender in writing), amend, modify or otherwise change the Certificate or this Operating Agreement.

SECTION 7.

DISSOLUTION AND WINDING UP

7.1 Dissolution Events.

(a) The Company shall be dissolved and its affairs wound up upon the happening of any of the following:

(1)	the sale or disposition of all or substantially all of the Company assets, and, after the satisfaction of liabilities to creditors of the Company, the distribution of the proceeds thereof to the Members;

(2)	subject to Section 6.5, the decision by Member(s) owning a majority of the limited liability company interests in the Company to dissolve the Company;

(3)	the occurrence of an event that makes it unlawful for the Company’s business to be continued;

(4)	the entry by a court of competent jurisdiction of a decree of judicial dissolution with respect to the Company; or

(5)	the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company (other than (i) upon an assignment by the last remaining Member of all of its limited liability company interest in the Company and the admission of the transferee, or (ii) the resignation of the last remaining Member and the admission of an additional member(s) of the Company), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company in the Company.

(b) Notwithstanding any other provision of this Operating Agreement or any other organizational document and any provision of law that otherwise so empowers the Company, the Bankruptcy of any Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c) Notwithstanding any other provision of this Operating Agreement or any other organizational document and any provision of law that otherwise so empowers the Company, each of the Members waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy, of any Member, or the occurrence of any event that causes any Member to cease to be a member of the Company .

7.2 Winding Up.

Upon dissolution of the Company under Section 7.1, no further business shall be conducted by the Company except for the taking of such action as shall be necessary for the winding-up of the affairs of the Company and after the satisfaction of liabilities to creditors of the Company, the distribution of its assets to the Members pursuant to the provisions hereof, and thereupon the Manager shall act as the liquidator of the Company within the meaning of the Act and immediately proceed to wind up the business and affairs of the Company.

7.3 Sale of Company Assets.

Upon dissolution, the Liquidator shall sell such of the Company assets as it deems necessary or appropriate. In lieu of the sale of any or all of the Company Property, after the satisfaction of liabilities to creditors of the Company, the liquidator may convey, distribute and assign all or any part of Company Property to the Members in such form of ownership as shall be determined by the Liquidator to be applicable to the jurisdiction where such Company Property is located. A full accounting shall be made of the accounts of the Company and of the Company’s assets, liabilities and income, from the date of the last accounting to the date of such dissolution. The profits and losses of the Company shall be determined to the date of dissolution and distributed as provided in Section 4, to the Members. In accounting for distributions of Company Property, such Company Property shall be valued at its fair value at the date of dissolution as determined in good faith by the Manager. Any difference between the valuation of Company Property and its book value shall be considered as though it represented profit or loss, and shall be allocated to the Members as provided in Section 4. Any gain or loss on disposition of Company Property shall be credited or charged to the Members in the same manner as the difference between the valuation of Company Property and its book value.

7.4 Distribution of Assets.

The Liquidator shall apply the Company assets, in the following order of priority:

(1)	first, to the payment and discharge of, or the making of reasonable provisions for, all of the Company’s debts and liabilities to Persons other than the Members, including contingent, conditional and unmatured contractual liabilities of the Company, and the expenses of dissolution and winding-up, in the order of priority as provided by law, including the establishment of a reserve fund for contingent, conditional and unmatured contractual claims as deemed necessary and reasonable by the Liquidator;

(2)	second, to the payment and discharge of, or the making of reasonable provisions for, all of the Company’s debts and liabilities to the Members; and

(3)	third, all remaining assets to the Members as provided in Section 4.

SECTION 8.

SEPARATENESS PROVISIONS.

So long as the Loan is outstanding, except as contemplated by the Loan Documents, the Company shall not take any of the following actions without the prior consent of the Lender:

(a) fail to maintain its principal executive office separate from that of any Affiliate of the Company (unless the Company by written agreement fairly and reasonably allocates any rent, overhead and expenses for shared office space);

(b) fail to maintain its telephone number (if any) separate from that of any Affiliate of the Company;

(c) fail conspicuously to identify such office and (if any) number as its own or fail fairly and reasonably to allocate by written agreement any rent, overhead and expenses for shared office space;

(d) fail to use its own separate stationery, invoices or checks which reflects its separate address and (if any) telephone number,

(e) fail to maintain a telephone number at any time that the Company has any employees;

(f) fail to maintain accounts, books and records and other entity documents separate from those of any Affiliate of the Company or any other Person;

(g) fail to prepare unaudited quarterly and annual financial statements separate from those of any Affiliate of the Company or any other Person, or fail to cause such financial statements substantially to comply with generally accepted accounting principles (it being agreed, however, that such financial statements may be prepared on a consolidated basis if they indicate the separate existence of the Company and its assets and liabilities separate from any other Person);

(h) fail to maintain its own separate bank accounts, payroll and correct, complete and separate books of account;

(i) fail to file or cause to be filed its own separate tax returns, if required, unless treated as a disregarded entity for tax purposes;

(j) fail to hold itself out to the public (including any of its Affiliates’ creditors) under the Company’s own name and as a separate and distinct entity and not as a department, division or otherwise of any Affiliate of the Company;

(k) fail to observe any customary formalities regarding the existence of the Company, including maintaining current and accurate entity records separate from those of any Affiliate of the Company;

(l) fail to hold tide to its assets in its own name or act solely in its own name and through its own duly authorized managers, members (if applicable) and agents;

(m) cause or permit an Affiliate of the Company to be appointed or act as agent of the Company, other than, as applicable, a property manager with respect to the Property;

(n) fail to make investments in the name of the Company directly by the Company or on its behalf by brokers engaged and paid by the Company or its agents;

(o)  (i) guarantee, pledge or assume or hold itself out or permit itself to be held out as having guaranteed, pledged or assumed any liabilities or obligations of any Member or any Affiliate of the Company or (ii) make any loan (other than loans made in the ordinary course of business to tenants, pursuant to the terms of the applicable lease, for construction by or on behalf of such tenant of tenant improvements);

(p) become insolvent;

(q)  (i) fail separately to identify, maintain or segregate its assets, (ii) fail to cause its assets at all times to be held by or on behalf of the Company (or if held on behalf of the Company by another entity, fail to cause such assets be kept identifiable (in accordance with customary usages) at all times as assets owned by the Company (which covenant includes, without limitation, that (A) Company funds shall be deposited or invested in the Company’s name, (B) Company funds shall not be commingled with the funds of any Affiliate of the Company or other Person, (C) the Company shall maintain all accounts in its own name, separate from those of any Affiliate of the Company or other Person, and (D) Company funds shall be used only for the business of the Company));

(r) fail to maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate of the Company or other Person;

(s) fail to pay or cause to be paid its own liabilities and expenses of any kind, including but not limited to salaries of its employees (if any), only out of its own separate funds and assets;

(t) fail to be adequately capitalized at all times to engage in the transactions contemplated at its formation;

(u) do any act which would make it impossible to carry on the ordinary business of the Company;

(v) fail to cause any data and records (including computer records) used by the Company or any Affiliate of the Company in the collection and administration of any loan to reflect the Company’s ownership interest therein;

(w) invest its funds in securities issued by any Affiliate of the Company;

(x) acquire the indebtedness or obligation of, any Affiliate of the Company;

(y) fail to maintain an arm’s length relationship with each of its Affiliates;

(z) enter into contracts or transact business with its Affiliates on terms other than commercially reasonable terms that are any less favorable to the Company than is obtainable in the market from a Person that is not an Affiliate of the Company;

(aa) fail to correct any misunderstanding that is known by the Company regarding its name or separate identity;

(bb) maintain any indebtedness or incur any liability other than (i) unsecured debts and liabilities for trade payables and accrued expenses incurred in the ordinary course of its business of operating the Property, provided, however, that such unsecured indebtedness or liabilities (A) are in amounts that are normal and reasonable under the circumstances, but in no event to exceed in the aggregate three percent (3%) of the outstanding Pro Rata Release Amount and (B) are not evidenced by a note and are paid when due, but in no event for more than sixty (60) days from the date that such indebtedness or liabilities are incurred and (ii) the Loan; or

(cc) maintain any indebtedness other than the Loan that is secured (whether senior, subordinated or pari passu) by the Property.

SECTION 9.

MISCELLANEOUS

9.1 Variation of Terms.

All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

9.2 Governing Law.

The laws of the State of Maryland (other than the choice of law provisions thereof) shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.

9.3 Waiver.

Any of the terms and conditions of this Agreement may be waived in whole or in part, but only by an agreement in writing making specific reference to this Agreement and executed by the party entitled to the benefit thereof.

9.4 Binding Agreement and Successors.

This Agreement shall be binding upon and shall inure to the benefit of the Members, the Manager and their permitted successors and assigns.

9.5 No Third-Party Beneficiaries.

Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies.

9.6 Section Headings.

Section headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or any of its terms and conditions.

9.7 Interest Held for Investment.

Each Member does hereby represent and warrant by the execution of this Agreement that its interest in the Company was obtained for investment purposes only and not for resale or distribution.

9.8 Securities Laws Restrictions.

The limited liability company interests in the Company have not been registered under the Securities Act of 1933, as amended, or under the securities laws of the State of Maryland or any other jurisdiction. Consequently, these interests may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of, except in accordance with the provisions of such laws and this Agreement.

IN WITNESS WHEREOF, the undersigned have executed and entered into this Operating Agreement of the Company effective as of the day first above set forth.

MEMBER AND MANAGER:

DELTA – MD1, LLC, a Delaware limited liability company

By:	Delta Group LLC, a Delaware limited liability company, as Manager

By:
Name:
Tide:

MEMBER:

DELTA – MD2, LLC, a Delaware limited liability company

By:	Delta Group LLC, a Delaware limited liability company, as Manager

By:
Name:
Tide:

AMENDED AND RESTATED

ARTICLES OF ORGANIZATION

OF

RIVERSIDE INVESTORS, L.L.C.

These Amended and Restated Articles of Organization of Riverside Investors, L.L.C. (the “Company”), are being filed by the undersigned, as an authorized person, pursuant to approval by unanimous consent of the Company’s members, to amend and restate the original Articles of Organization of the Company (the “Articles of Organization”), which were filed on August 11, 1998, with the Maryland State Department of Assessments and Taxation under and by virtue of the Maryland Limited Liability Company Act (Maryland Code Annotated, Corporations and Associations § 4A (Supp. 1990)).

The Articles of Organization are hereby amended and restated in their entirety to read as follows:

1. Name. The name of the limited liability company (the “Company”) is Riverside Investors, L.L.C

2. Purpose. The sole purpose of the Company is to acquire, own, hold, maintain, operate and dispose of that certain parcel of real property located at 4611 Mercedes Drive, Belcamp, Harford County, Maryland and improvements thereon (the “Property”), together with such other activities as may be necessary or advisable in connection with the ownership of the Property. So long as the loan by Column Financial, Inc. to Delta – MD1, LLC and Delta – MD2, LLC, pursuant to the Loan Agreement dated September         , 2002, is outstanding, the Company shall not engage in any business, and it shall have no purpose, unrelated to the ownership, holding or disposal of the Property and shall not acquire any real property or own assets other than those related to the Property and/or otherwise in furtherance of the limited purposes of the Company.

3. Principal Office and Resident Agent. The address of the principal office of the Company in the State of Maryland is 11 East Chase Street, Suite 4B, Baltimore, Maryland 21202. The name and address of the resident agent of the Company is CSC—Lawyers Incorporating Service Company, 11 East Chase Street, Suite 4B. Baltimore, Maryland 21202

Dated: September , 2002
Michael S. Dana, authorized person